Exhibit 5.1

MARTIN LIPTON

HERBERT M. WACHTELL

EDWARD D. HERLIHY

DANIEL A. NEFF

SCOTT K. CHARLES

JODI J. SCHWARTZ

ADAM O. EMMERICH

RALPH M. LEVENE

ROBIN PANOVKA

DAVID A. KATZ

ILENE KNABLE GOTTS

ANDREW J. NUSSBAUM

RACHELLE SILVERBERG

STEVEN A. COHEN

DEBORAH L. PAUL

DAVID C. KARP

RICHARD K. KIM

JOSHUA R. CAMMAKER

MARK GORDON

JEANNEMARIE O’BRIEN

STEPHEN R. DiPRIMA

NICHOLAS G. DEMMO

IGOR KIRMAN

JONATHAN M. MOSES

T. EIKO STANGE

WILLIAM SAVITT

GREGORY E. OSTLING

DAVID B. ANDERS

ADAM J. SHAPIRO

NELSON O. FITTS

JOSHUA M. HOLMES

IAN BOCZKO

MATTHEW M. GUEST

DAVID K. LAM

BENJAMIN M. ROTH

JOSHUA A. FELTMAN

ELAINE P. GOLIN

EMIL A. KLEINHAUS

KARESSA L. CAIN

RONALD C. CHEN

BRADLEY R. WILSON

51 WEST 52ND STREET NEW YORK, N.Y. 10019-6150 TELEPHONE: (212) 403-1000 FACSIMILE: (212) 403-2000

GRAHAM W. MELI

GREGORY E. PESSIN

CARRIE M. REILLY

MARK F. VEBLEN

SARAH K. EDDY

VICTOR GOLDFELD

RANDALL W. JACKSON

BRANDON C. PRICE

KEVIN S. SCHWARTZ

MICHAEL S. BENN

TIJANA J. DVORNIC

JENNA E. LEVINE

RYAN A. McLEOD

ANITHA REDDY

JOHN L. ROBINSON

STEVEN WINTER

JACOB A. KLING

RAAJ S. NARAYAN

MICHAEL J. SCHOBEL

ELINA TETELBAUM

ERICA E. AHO

LAUREN M. KOFKE

RACHEL B. REISBERG

CYNTHIA FERNANDEZ LUMERMANN

CHRISTINA C. MA

BENJAMIN S. ARFA

NATHANIEL D. CULLERTON

ERIC M. FEINSTEIN

ADAM L. GOODMAN

STEVEN R. GREEN

MENG LU

AHSAN M. BARKATULLAH

MATTHEW T. CARPENTER

MICHAEL H. CASSEL

HANNAH CLARK

KYLE M. DIAMOND

JUSTIN R. ORR

EMILY E. SAMRA

GEORGE N. TEPE

GEORGE A. KATZ (1965–1989) JAMES H. FOGELSON (1967–1991) LEONARD M. ROSEN (1965–2014) OF COUNSEL

DAVID M. ADLERSTEIN

ANDREW R. BROWNSTEIN

WAYNE M. CARLIN

DAMIAN G. DIDDEN

SELWYN B. GOLDBERG

PETER C. HEIN

DAVID E. KAHAN

JB KELLY*

JOSEPH D. LARSON

RICHARD G. MASON

PHILIP MINDLIN

THEODORE N. MIRVIS

ERIC S. ROBINSON

STEVEN A. ROSENBLUM

JOHN F. SAVARESE

MICHAEL J. SEGAL

WON S. SHIN

DAVID M. SILK

ELLIOTT V. STEIN

LEO E. STRINE, JR.**

STEPHANIE L. TEICHER

PAUL VIZCARRONDO, JR.

JEFFREY M. WINTNER

AMY R. WOLF

MARC WOLINSKY

COUNSEL
SUMITA AHUJA LOREN BRASWELL HEATHER D. CASTEEL FRANCO CASTELLI ANDREW J.H. CHEUNG PAMELA EHRENKRANZ ALINE R. FLODR KATHRYN GETTLES-ATWA LEDINA GOCAJ ADAM M. GOGOLAK ANGELA K. HERRING MICHAEL W. HOLT	DONGHWA KIM MARK A. KOENIG J. AUSTIN LYONS ALEXANDER S. MACKLER** STEPHANIE A. MARSHAK ALICIA C. McCARTHY JOSEPH S. PAYNE NICOLE D. SHARER NEIL M. SNYDER JEFFREY A. WATIKER DAVID P.T. WEBB
*ADMITTED IN THE DISTRICT OF COLUMBIA AND NORTH CAROLINA **ADMITTED IN DELAWARE

March 9, 2026

Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois 60064

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of $1,000,000,000 aggregate principal amount of its Floating Rate Notes due 2029 (the “Floating Rate Notes”), $2,250,000,000 aggregate principal amount of 3.700% Notes due 2029 (the “2029 Notes”), $2,500,000,000 aggregate principal amount of 4.000% Notes due 2031 (the “2031 Notes”), $2,750,000,000 aggregate principal amount of 4.300% Notes due 2033 (the “2033 Notes”), $3,750,000,000 aggregate principal amount of 4.650% Notes due 2036 (the “2036 Notes”), $2,000,000,000 aggregate principal amount of 4.750% Notes due 2038 (the “2038 Notes”), $3,750,000,000 aggregate principal amount of 5.500% Notes due 2056 (the “2056 Notes”) and $2,000,000,000 aggregate principal amount of 5.600% Notes due 2066 (the “2066 Notes,” and, collectively, the “Notes”). The Notes were sold pursuant to a Pricing Agreement, dated February 23, 2026, between the Company and Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC, for themselves and as representatives of the several Underwriters named therein (the “Pricing Agreement”). The Notes were issued pursuant to the Prospectus Supplement, dated February 23, 2026 (the “Prospectus Supplement”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2026, and the Prospectus, dated February 23, 2026, that forms a part of the Company’s registration statement on Form S-3 (File No. 333-293636), filed with the SEC on February 23, 2026 (the “Registration Statement”) and which automatically became effective under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), upon filing pursuant to Rule 462(e) promulgated thereunder. The Notes were issued under that certain Indenture, dated as of March 10, 2015 (as supplemented and amended with respect to each series of the Notes by the terms thereof established, as applicable, pursuant to that certain Officers’ Certificate pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of the date hereof, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”). The Indenture and the form of Notes are filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof (the “Form 8-K”).

Abbott Laboratories

March 9, 2026

In rendering this opinion, we have examined and relied on the Registration Statement, the Indenture, the form of Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) that all Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the Prospectus Supplement and (g) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein. We have also, with your consent, assumed that the execution, delivery and performance of the Indenture, the Notes and the Pricing Agreement (collectively, the “Transaction Documents”) will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) (other than the Company) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder (other than, with respect to the Company, the Notes) and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Abbott Laboratories

March 9, 2026

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indenture and issued and delivered against payment of the purchase price therefor, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Abbott Laboratories

March 9, 2026

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the Illinois Business Corporation Act (including the statutory provisions, and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof (the “Relevant Laws”). We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of copies of this opinion as an exhibit to the Form 8-K, and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz